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Exhibit 99.3

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this exhibit consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this exhibit, all information provided by the Motion Picture Association of America is for the 2009 calendar year, all information provided by NATO is for the 2009 calendar year and all information provided by Rentrak is as of April 1, 2010.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this exhibit, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this exhibit.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this exhibit contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our ability to integrate the Kerasotes theatres and achieve anticipated synergies with minimal disruption to our business;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

INTRODUCTION

        AMC Entertainment Holdings, Inc. ("Parent"), an entity created on June 6, 2007, is the sole stockholder of Marquee Holdings Inc. ("Holdings"). Holdings is a holding company with no operations of its own and has one direct subsidiary, AMC Entertainment Inc. ("AMCE"). Upon completion of the initial public offering of Parent, AMCE will be merged with and into Holdings, with Holdings continuing as the surviving entity and then Holdings will be merged with and into Parent, with Parent continuing as the surviving entity (the "Mergers"). Parent will change its name to AMC Entertainment Inc. As used in this exhibit, unless the context otherwise requires, references to "we," "us," "our," the "Company" or "AMC Entertainment" refer to Parent and its subsidiaries after giving effect to the Mergers.

        As used in this exhibit, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to (i) the Mergers, (ii) the Kerasotes Acquisition (as described under "Recent Developments") and (iii) the initial public offering of Parent and related transactions (collectively, the "Transactions"). Except as stated otherwise herein, the share data set forth in this exhibit reflects the reclassification of Parent's capital stock as described below under "The Reclassification."

        Parent has a 52-week or 53-week fiscal year ending on the Thursday closest to March 31. Fiscal years 2006, 2007, 2009 and 2010 contained 52 weeks. Fiscal year 2008 contained 53 weeks.

BUSINESS

        We are one of the world's leading theatrical exhibition companies. As of April 1, 2010, on a pro forma basis, we owned, operated or held interests in 380 theatres with a total of 5,325 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the industry in key asset quality and performance metrics, such as screens per theatre and per theatre productivity measures. Our industry leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of April 1, 2010, on a pro forma basis, we are the largest IMAX exhibitor in the world with a 43% market share in the United States and more than twice the screen count of the second largest U.S. IMAX exhibitor. For the fiscal year ended April 1, 2010, we generated pro forma revenues of approximately $2.7 billion, Pro Forma Adjusted EBITDA (as defined on page 17) of $388.4 million and pro forma earnings from continuing operations of $71.0 million.

        The following table provides detail with respect to digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on April 1, 2010, on a pro forma basis.

Format	Theatres	Screens	Planned Fiscal 2011 Screen Deployment
Digital	297	647	1,150 - 1,250
3D	285	516	550 - 650
IMAX	84	84	25 - 30
ETX	4	4	20 - 25
In-theatre dining	3	20	40 - 60

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of April 1, 2010, on a pro forma basis:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	44	683
Illinois	49	520
Texas	22	437
Florida	21	368
New Jersey	23	304
Indiana	26	286
New York	25	267
Michigan	11	194
Arizona	9	183
Georgia	11	177
Colorado	13	173
Missouri	14	143
Pennsylvania	12	142
Washington	13	141
Massachusetts	10	129
Maryland	12	127
Virginia	7	113
Minnesota	7	111
Ohio	7	104
Louisiana	5	68
Wisconsin	4	63
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Connecticut	2	36
Iowa	3	34
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Utah	2	19
Arkansas	1	16
South Carolina	1	14
Canada	8	184
China (Hong Kong)(2)	2	13

Theatrical Exhibition	Theatres(1)	Screens(1)
France	1	14
United Kingdom	2	28

Total Theatrical Exhibition	380	5,325

(1)
Included in the above table are eight theatres and 83 screens that we manage or in which we have a partial interest.

(2)
In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

        We were founded in 1920 and since then have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and, more recently, Kerasotes. We have a demonstrated track record of successfully integrating these companies through timely conversion to our operating procedures, consolidation of corporate functions and adoption of best practices.

        The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through April 1, 2010:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2006	7	106	116	1,363	7	60	335	4,770
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612
2010	1	6	—	—	11	105	297	4,513

	30	438	118	1,395	70	681

        Subsequent to April 1, 2010, we completed our acquisition of Kerasotes, which increased our theatre and screen count by 83 and 812, respectively.

        We have also created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our company in the future. For example:

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  During fiscal 2010, DCIP, our joint venture with two other exhibitors, completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We anticipate that our deployment of digital projection systems should take three and a half years to complete. Future digital cinema developments will be managed by DCIP, subject to certain approvals. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install 1,150 to 1,250 more digital projectors in fiscal 2011.

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  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of April 1, 2010, on a pro forma basis, we had 516 3D-enabled systems. Concurrent with our digital rollout, we plan on having over 1,500 RealD screens across our circuit by the end of fiscal year 2012.

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  We are the world's largest IMAX exhibitor with 84 screens as of April 1, 2010, on a pro forma basis. With a 43% market share in the U.S., our IMAX screen count is more than twice the screen count of the second largest U.S. IMAX exhibitor. During June 2010, we announced an expansion of our IMAX relationship. Under this expanded agreement, we expect to increase our IMAX screen count to 115 by the end of fiscal year 2012.

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  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at four locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

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  As of April 1, 2010, on a pro forma basis, we had eight theatres featuring our proprietary food and beverage concepts. We believe that these enhanced food and beverage concepts allow us to offer a more diverse array of food types such as expanded menus and venues including in-theatre dining, which should appeal to a greater cross section of potential customers. We plan to continue our expanded food and beverage investments to cover an additional 125 to 150 theatres over the next three years.

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  We are a founding member of NCM, a cinema screen advertising venture. As of April 1, 2010, we had an 18.23% interest in NCM. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. NCM's primary activities that impact our theatres include:

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  advertising through its branded "First Look" pre-feature entertainment program, lobby promotions and displays,

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  live and pre-recorded networked and single-site meetings and events, and

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  live and pre-recorded concerts, sporting events and other non-film entertainment programming.

    We believe that the reach, scope and digital delivery capability of NCM's network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

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  Our tickets are currently on sale at two different Internet ticketing vendors. We are a founding partner and current owner of approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 150 exhibitors with 12,000 screens. During 2009, MovieTickets.com sold over 15 million tickets, including approximately 6.8 million for us. We also partner with Fandango for Internet ticketing services for certain of our theatres. During 2009, Fandango sold over 24 million tickets, including approximately four million for us.

Our Competitive Strengths

        We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We also believe our management team is uniquely equipped to execute our strategy to realize this opportunity, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

        Major Market Leader.    We maintain the leading market share within our markets. As of April 1, 2010, on a pro forma basis, we operated in 24 of the top 25 DMAs and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Dallas and Boston. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during our fiscal 2010, 59% of all U.S. box office receipts were derived from the top 25 DMAs and 75% were derived from the top 50 DMAs. In certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than those in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our pro forma average ticket price in the United States was $8.39 for our fiscal 2010, as compared to $7.64 for the industry as a whole for the 12 months ended March 31, 2010.

        Modern, Highly Productive Theatre Circuit.    We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. On a pro forma basis, our circuit averages 14 screens per theatre, which is more than twice the National Association of Theatre Owners average of 6.9 for calendar year 2009 and higher than any of our peers. For the fiscal year ended April 1, 2010, on a pro forma basis, our theatre exhibition circuit generated attendance per average theatre of 596,000 (higher than any of our peers) revenues per average theatre of $7.1 million (approximately 31% higher than our closest peer) and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.4 million (approximately 19% higher than our closest peer). Over the past five fiscal years, we invested an average of $131.3 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        Leader in Deployment of Premium Formats.    We also believe our strong major market presence and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that will define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry's digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world's largest IMAX exhibitor with 84 screens as of April 1, 2010, on a pro forma basis, and we expect to increase our IMAX screen count to 115 by the end of fiscal year 2012. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie.

        Innovative Growth Initiatives in Food and Beverage.    We believe our theatre circuit is better positioned than our peer competitors' to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets' larger, more diverse and more affluent customer base and our management's extensive experience in guest services, specifically within the food and beverage industry. To capitalize on this opportunity, we have introduced proprietary food and beverage offerings in eight theatres as of April 1, 2010, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique in-theatre dining options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to an in-theatre dining facility with a separate bar and lounge area. From fiscal 2008 to fiscal 2010, this theatre's attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years.

        Strong Cash Flow Generation.    We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant and stable cash flow provided by operating activities. For the fiscal year ended April 1, 2010, on a pro forma basis, our net cash provided by operating activities totaled $252.9 million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholders.

        Proven Management Team Uniquely Positioned to Execute.    Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO's broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer and heads of Food and Beverage, Programming and Development/Real Estate, augment our deep bench of industry experience. The expanded breadth of our management team complements the established team that is already known for operational excellence, innovation and successful industry consolidation.

Our Strategy

        Our strategy is to use our modern theatre circuit and major market position to lead the industry in innovation and financial operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our goal is to maintain our company's and the industry's social relevance and to provide our guests with a superior movie-going experience.

        Capitalize on Premium Formats.    We believe operating a digital theatre circuit, when combined with our major markets' customer base, will enhance our capacity utilization and dynamic pricing capabilities, enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2010, we programmed 23 performances in 75 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

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  We have the leading market share of IMAX MPX digital projection systems. We expect to increase our IMAX screen count to 115 by the end of fiscal year 2012. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each protected by geographic exclusivity.

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  As of April 1, 2010, on a pro forma basis, we had installed 647 digital projectors in our existing theatre base, representing a 12.2% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install 1,150 to 1,250 more digital projectors in fiscal 2011. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

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  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of April 1, 2010, on a pro forma basis, we had 516 3D-enabled systems. During the past year, 3D films have generated approximately 40% more in attendance than the standard 2D versions of the same film at an additional $1 to $5 per ticket. Concurrent with our digital rollout, we plan on having over 1,500 RealD screens across our theatre circuit by the end of fiscal 2012.

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  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at four locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We believe ETX offers a programming alternative that is complementary to IMAX. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

        Broaden and Enhance Food and Beverage Offerings.    To address consumer trends, we are expanding our menu of premium food and beverage products to include alcohol, healthy items, made-to-order items, customized coffee, hot food items and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new in-theatre dining options. We have successfully implemented our in-theatre dining offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and, in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years, including approximately 30 theatres that will offer one of our in-theatre dining options.

        Disciplined Approach to Theatre Portfolio Management.    We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

        Maximize Guest Engagement and Loyalty.    In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own "AMC experience" message to our customers. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter and push email campaigns. As of July 12, 2010, we had approximately 160,000 friends on

Facebook, and we engaged directly with our guests via close to 32 million emails in fiscal 2010. In addition, our frequent moviegoer loyalty program is scheduled to re-launch during 2011 with a new, more robust fee-based program. Our loyalty program currently has approximately 1.5 million active members. Additional marketing initiatives include:

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  The launch of amcentertainment.com and upgraded Interactive Voice Response ("IVR") systems to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, and Short Message Service ("SMS") messaging.

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  The addition of music, sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 62 events in fiscal 2010, including the very popular Metropolitan Opera series.

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  Targeting film content to the ethnic/lifestyles within individual theatre trade areas, which enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban.

        Continue to Achieve Operating Efficiencies.    We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and drive further improve operating margins. Our operating strategies are focused in the following areas:

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  Optimizing our pricing model and yield management through implementation of value-oriented pricing during periods of low capacity utilization balanced with more aggressive pricing during peak operating periods and for higher perceived value offerings such as premium formats, reserved seating and in-theatre dining amenities. By building upon our highly productive theatre circuit and our ongoing development of premium experiences, we have increased our pricing power in the marketplace.

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  Enhancing focus on leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. For example, during fiscal 2010, we reorganized our procurement function and implemented a number of other initiatives that allowed for vendor consolidation, more targeted marketing and promotional efforts, and energy management programs that generated an aggregate annual savings of approximately $15.5 million.

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  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. In fiscal 2010, we negotiated rental reductions and enforced co-tenancy provisions in 15 of our leases, generating savings of $8.1 million.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2009, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 633 in 2008, according to the Motion Picture Association 2009 Theatrical Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within each zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of April 1, 2010, approximately 88% of our screens in the United States and Canada were located in film licensing zones where we are the sole exhibitor.

        Our licenses typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), Sony Pictures Releasing, and Universal Pictures. Films licensed from these distributors accounted for approximately 84% of our U.S. and Canadian admissions revenues during fiscal 2010. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2010, no single distributor accounted for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals", which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale in-theatre dining options as well as bar and lounge areas.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of April 1, 2010, on a pro forma basis:

Property Holding Classification	Theatres	Screens
Owned	34	228
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	332	4,941

Total	372	5,242

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        Currently, the majority of the concessions, projection, seating and other equipment required for each of our theatres are owned. In the future, we expect the majority of our digital projection equipment to be leased from DCIP.

Employees

        As of April 1, 2010, on a pro forma basis, we employed approximately 1,100 full-time and 19,500 part-time employees. Approximately 39% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing the film's value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 3.8% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, at a 3.2% CAGR. In calendar 2009, industry box office revenues for the United States and Canada were $10.6 billion, an increase of 10% from calendar 2008.

        The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners ("NATO").

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2009	$10,600	1,414	$7.50	5,561	38,605	6.9
2008	9,634	1,341	7.18	5,403	38,934	7.2
2007	9,632	1,400	6.88	5,545	38,159	6.9
2006	9,170	1,401	6.55	5,543	37,776	6.8
2005	8,820	1,376	6.41	5,713	37,092	6.5

        There are approximately 816 companies competing in the North American theatrical exhibition industry, approximately 442 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors (in terms of box office revenue) generated approximately 54% of the box office revenues in 2009. This statistic is up from 33% in 2000 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. According to NATO, average screens per theatre have increased from 6.5 in 2005 to 6.9 in 2009, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry will continue to be attractive for a number of key reasons, including:

        Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of converting from film-based to digital projection technology. Digital projection results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Long History of Steady Growth.    The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and consolidation and the industry's relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and

Canada have increased at a 3.8% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively.

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies has been one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.50 in calendar 2009, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. In calendar 2009, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 119 million combined annual attendance generated by professional baseball, basketball and football over the same time period.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing the film's value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film's product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

RECENT DEVELOPMENTS

        On December 9, 2009, we entered into a definitive agreement with Kerasotes Showplace Theatres, LLC ("Kerasotes") pursuant to which we acquired substantially all of the assets of Kerasotes (the "Kerasotes Acquisition"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% were built after 1994. On May 24, 2010, we completed the acquisition. The Kerasotes Acquisition increased our theatre and screen count by 83 and 812, respectively. The purchase price for the Kerasotes theatres paid in cash at closing was $275 million and is subject to working capital and other purchase price adjustments.

        We are a founding member of National CineMedia ("NCM"), a digital cinema screen advertising venture, which we took public in February 2007. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. As of April 1, 2010, we had an 18.23% interest in NCM through the units we hold in National CineMedia, LLC ("NCM LLC"). All of the Kerasotes theatres and substantially all of the screens we acquired in the Kerasotes Acquisition, which since January 2008 have been included in a network affiliate agreement with NCM that terminated as part of the Kerasotes Acquisition, became part of our long-term Exhibitor Services Agreement with NCM. Accordingly, the Kerasotes Acquisition triggered the adjustment of our membership units pursuant to the Common Unit Adjustment Agreement (the "CSU Agreement") we have with NCM, NCM LLC and the other founding members of NCM LLC as a result of an increase of extraordinary attendance by approximately 4.5%. Pursuant to the terms of the CSU Agreement, we received an additional 6,510,209 units in NCM LLC, which increased our total ownership to 25,458,613 units, representing a 23.05% interest in NCM. All of our NCM LLC membership units are redeemable for cash or, at the option of NCM, shares of NCM common stock on a share-for-share basis. In connection with the termination of the NCM/Kerasotes network affiliate agreement, we are required to reimburse NCM approximately $2.9 million for the current net book value of NCM's capital expenditures invested in digital network technology within the acquired Kerasotes theatres prior to the Kerasotes Acquisition date.

 THE RECLASSIFICATION

        Prior to consummating the initial public offering of Parent, we intend to reclassify each share of the Company's existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive               shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. The transactions described in this paragraph are referred to in this exhibit as the "Reclassification."

        Currently, investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC ("Bain"), affiliates of The Carlyle Group (collectively, "Carlyle"), affiliates of Spectrum Equity Investors (collectively, "Spectrum"), and management hold 100% of our outstanding common stock. JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to in this exhibit as the "Sponsors." After giving effect to the Reclassification and the initial public offering of Parent, the Sponsors will hold               shares of our common stock, representing approximately      % of our outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors (out of a total of 10 initial board members) and that each will vote for the others' nominees. The number of Sponsor-designated directors will be reduced as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of our outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and national securities exchange listing requirements. Pursuant to the Fee Agreement as described in Item 13 of the AMCE Annual Report on Form 10-K for the fiscal year ended April 1, 2010, upon consummation of the initial public offering of Parent, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement and our obligation to pay annual management fees will terminate. We estimate that our aggregate payment to the Sponsors would have been $29.2 million had the offering occurred on April 1, 2010.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

        The following summary historical financial data sets forth our historical financial and operating data for the fiscal years ended April 1, 2010, April 2, 2009 and April 3, 2008 and have been derived from the Company's audited consolidated financial statements and related notes for such periods.

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined balance sheet as of April 1, 2010 and unaudited pro forma combined statement of operations for the 52 weeks ended April 1, 2010. The pro forma financial data has been derived from the Company's historical consolidated financial information, including the notes thereto, and the Kerasotes historical financial information, including the notes thereto, and has been prepared based on the Company's historical consolidated financial statements and the Kerasotes historical financial statements. The unaudited pro forma combined balance sheet gives pro forma effect to the Transactions as if they had occurred on April 1, 2010. The unaudited pro forma combined statement of operations data gives pro forma effect to the Transactions as if they had occurred on April 3, 2009. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what the Company's actual results of operations would have been had the Transactions and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

	Years Ended(1)(2)
	Pro Forma 52 Weeks Ended April 1, 2010	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$2,684,532	$2,417,739	$2,265,487	$2,333,044

Costs and Expenses:
Cost of operations	1,785,080	1,612,260	1,486,457	1,502,578
Rent	478,090	440,664	448,803	439,389
General and administrative:
Merger, acquisition and transactions costs	2,578	2,578	1,481	7,310
Management fee	—	5,000	5,000	5,000
Other	75,241	58,274	53,800	39,084
Depreciation and amortization	215,762	188,342	201,413	222,111
Impairment of long-lived assets	3,765	3,765	73,547	8,933

Total costs and expenses	2,560,516	2,310,883	2,270,501	2,224,405

	Years Ended(1)(2)
	Pro Forma 52 Weeks Ended April 1, 2010	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except per share and operating data)
Other income	$(2,559)	$(87,793)	$(14,139)	$(12,932)
Interest expense	132,110	174,091	188,681	204,226
Equity in earnings of non-consolidated entities(3)	(30,300)	(30,300)	(24,823)	(43,019)
Investment income(4)	(89)	(287)	(1,759)	(24,013)

Earnings (loss) from continuing operations before income taxes	24,854	51,145	(152,974)	(15,623)
Income tax provision (benefit)	(46,100)	(36,300)	5,800	(7,580)

Earnings (loss) from continuing operations	$70,954	$87,445	$(158,774)	$(8,043)

Basic earnings (loss) from continuing operations per share		$68.38	$(123.93)	$(6.27)
Diluted earnings (loss) from continuing operations per share		68.24	(123.93)	(6.27)
Average shares outstanding:
Basic		1,278.82	1,281.20	1,282.65
Diluted		1,281.42	1,281.20	1,282.65
Balance Sheet Data (at period end):
Cash and equivalents	$268,362	$611,593	$539,597	$111,820
Corporate borrowings, including current portion	1,832,854	2,271,914	2,394,586	2,287,521
Other long-term liabilities	345,610	309,591	308,702	350,250
Capital and financing lease obligations, including current portion	69,833	57,286	60,709	69,983
Stockholders' equity	776,750	439,542	378,484	506,731
Total assets	3,754,388	3,774,912	3,774,894	3,899,128
Other Data:
Adjusted EBITDA(5)		$327,859	$294,705	$347,638
Pro Forma Adjusted EBITDA(5)	$388,439
Net cash provided by operating activities	252,904	198,936	167,249	201,209
Capital expenditures	(99,109)	(97,011)	(121,456)	(171,100)
Proceeds from sale/leasebacks	6,570	6,570	—	—
Operating Data (at period end):
Screen additions	6	6	83	136
Screen dispositions	105	105	77	196
Average screens—continuing operations(6)	5,297	4,485	4,545	4,561
Number of screens operated	5,325	4,513	4,612	4,606
Number of theatres operated	380	297	307	309
Screens per theatre	14.0	15.2	15.0	14.9
Attendance (in thousands)—continuing operations(6)	225,651	200,285	196,184	207,603

(1)
A cash dividend of $652.8 million was declared on common stock for fiscal 2008. There were no other cash dividends declared on common stock.

(2)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(3)
During fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings including cash distributions from NCM were $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America.

(4)
Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc. ("Fandango").

(5)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Pro Forma 52 Weeks Ended April 1, 2010	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands)
Earnings (loss) from continuing operations	$70,954	$87,445	$(158,774)	$(8,043)
Plus:
Income tax provision (benefit)	(46,100)	(36,300)	5,800	(7,580)
Interest expense	132,110	174,091	188,681	204,226
Depreciation and amortization	215,762	188,342	201,413	222,111
Impairment of long-lived assets	3,765	3,765	73,547	8,933
Certain operating expenses(a)	6,099	6,099	1,517	(16,248)
Equity in earnings of non-consolidated entities	(30,300)	(30,300)	(24,823)	(43,019)
Investment income	(89)	(287)	(1,759)	(24,013)
Other (income) expense(b)	11,276	(73,958)	—	(1,246)
General and administrative expense:
Merger, acquisition and transaction costs	2,578	2,578	1,481	7,310
Management fee	—	5,000	5,000	5,000
Stock-based compensation expense	1,384	1,384	2,622	207

Adjusted EBITDA		$327,859	$294,705	$347,638

Additional Adjustments:
IMAX and RealD(c)	8,500
Synergies(d)	12,500

Pro Forma Adjusted EBITDA	$388,439

(a)
Amounts represent preopening expense, theatre and other closure expense (income) and disposition of assets and other gains included in operating expenses.

(b)
Other expense for fiscal 2010, on a pro forma basis, is comprised of the loss on extinguishment of indebtedness related to the cash tender offer and remaining redemption with respect to our 8 5/8% senior notes due 2012. Other expense for fiscal 2010, on a historical basis, includes a gain on extinguishment of indebtedness of $85.2 million related to the Parent's term loan facility partially offset by the loss on extinguishment of indebtedness related to the cash tender offer and remaining redemption with respect to our 8 5/8% senior notes due 2012. Other income for fiscal 2008 is comprised of recoveries for property loss related to Hurricane Katrina.

(c)
Reflects a pro forma reduction in costs relating to modifications made to our RealD and IMAX agreements in fiscal 2011.

(d)
Reflects anticipated synergies and cost savings related to the Kerasotes Acquisition that we expect to derive from increased ticket and concession revenues at the former Kerasotes locations as a result of moving to our operating practices, decreased costs for newspaper advertising and concessions for those locations, and general and administrative expense savings, particularly with respect to the consolidation of corporate overhead functions and elimination of redundancies.

  Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe they provide management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

  Adjusted EBITDA and Pro Forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.

  Pro Forma Adjusted EBITDA includes further adjustments for a pro forma reduction in costs relating to modifications to our RealD and IMAX agreements in fiscal 2011, as well as anticipated synergies and cost savings related to the Kerasotes Acquisition. No assurance can be given that such synergies or cost reductions will occur.

(6)
Includes consolidated theatres only.

RISK FACTORS

Risks Related to Our Industry

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years, many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry from 2005 to 2008. This has affected and may continue to affect the performance of some of our theatres. The number of screens in the U.S. and Canadian exhibition industry slightly declined from 2008 to 2009.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

        Over the last decade, the average video release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Film studios are currently considering a premium video on demand product which could also cause the release window to shrink further. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to digital-based media. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films and plan to continue the roll-out through our joint venture DCIP. However, significant obstacles exist that impact such a roll-out plan, including the cost of digital projectors, and the supply of projectors by manufacturers. During fiscal 2010, DCIP completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We cannot assure you that DCIP will be able to obtain sufficient additional financing to be able to purchase and lease to us the number of digital projectors ultimately needed for our roll-out or that the manufacturers will be able to supply the volume of projectors needed for our roll-out. As a result, our roll-out of digital equipment could be delayed or not completed at all.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of our revenues in fiscal 2010, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

 Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

        We have a significant amount of debt. As of April 1, 2010, on a pro forma basis, we had $1.9 billion of outstanding indebtedness, and our subsidiaries had approximately $4.6 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. As of August 16, 2007, Holdings began paying cash interest on its 12% senior discount notes due 2014 and made its first semi-annual cash interest payment on February 15, 2008. Holdings' ability to service the 12% senior discount notes due 2014 is subject to the restrictions on distributions from AMCE contained in its senior secured credit facility and the indentures governing AMCE's debt securities. The maximum amount we would be permitted to distribute in compliance with our senior secured credit facility and the indentures governing our debt securities, on a pro forma basis, was approximately $309.8 million as of April 1, 2010.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the acquisition of Kerasotes and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        On a pro forma basis, our net capital expenditures aggregated approximately $99.1 million for fiscal 2010. We estimate that our planned capital expenditures will be between $120.0 million and $150.0 million in fiscal 2011 and will continue at this level or higher over the next three years. Actual capital expenditures in fiscal 2011 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we are required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Civil Rights Division of the Department of Justice, or the Department, filed suit alleging that our stadium-style theatres violated the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that betterments related to non-line of sight remedies will be required at approximately 140 stadium-style theatres. We estimate that the total cost of these betterments will be approximately $54 million and through April 1, 2010 we have incurred approximately $33.4 million of these costs.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and manage or own facilities in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats and an ownership interest in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

Although Holdings and AMCE already file certain periodic reports with the Securities and Exchange Commission, becoming a public company will increase our expenses and administrative burden, in particular to bring our company into compliance with certain provisions of the Sarbanes Oxley Act of 2002 to which we are not currently subject.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to create or revise the roles and duties of our board committees, adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy in compliance with our obligations under the securities laws.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission and the applicable national securities exchange, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We have had significant financial losses in recent years.

        Prior to fiscal 2007, AMCE had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, we reported net earnings of $116.9 million. For fiscal 2008 and 2009, we reported net losses of $6.2 million and $149.0 million, respectively. We reported net earnings of $79.9 million in fiscal 2010. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMCE's impairment losses from continuing operations over this period aggregated to $285.0 million. Beginning fiscal 1999 through April 1, 2010, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $56.2 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed financial information by applying pro forma adjustments attributable to the Kerasotes Acquisition, the initial public offering of Parent and the Transactions to our historical consolidated financial statements and the Kerasotes financial statements included in this exhibit. The unaudited pro forma balance sheet gives pro forma effect to the Transactions as if they had occurred on April 1, 2010. The unaudited pro forma condensed statement of operations data for the 52 weeks ended April 1, 2010 gives effect to the Transactions as if they had occurred on April 3, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed financial information.

        We intend to use the net proceeds from the initial public offering of Parent, together with cash on hand, to: first, repay all $198.3 million of the loans outstanding under the Parent's term loan facility plus accrued and unpaid interest; second, to retire all $240.8 million of our outstanding 12% senior discount notes due 2014 plus accrued and unpaid interest; and third, to pay a $29.2 million lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors.

        The unaudited pro forma condensed financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

 AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
AS OF APRIL 1, 2010
(dollars in thousands)

			As of April 1, 2010
	Parent Historical as of April 1, 2010	Kerasotes Historical as of March 31, 2010	Purchase Price Pro Forma Adjustments(a)		Pro Forma Adjustments(b)		Parent Pro Forma Kerasotes Acquisition	Offering Transactions Pro Forma Adjustments		Parent Pro Forma
Assets
Cash and equivalents	$611,593	$—	$(271,421)	(1)	$(6,047)	(1)	$334,125	$416,500	(6)	$268,362
								(482,263)	(6)
Current assets	99,129	39,807	(26,685)	(2)	—		112,251	—		112,251
Property, net	863,532	132,035	93,495	(2)	(41,151)	(3)	1,047,911	—		1,047,911
Intangible assets, net	148,432	26,357	21,643	(2)	(350)	(3)	196,082	—		196,082
Goodwill	1,844,757	24,153	60,397	(2)	—		1,929,307	—		1,929,307
Other long-term assets	207,469	—	—		—		207,469	(6,994)	(6a)	200,475

Total assets	$3,774,912	$222,352	$(122,571)		$(47,548)		$3,827,145	$(72,757)		$3,754,388

Liabilities and Stockholders' Equity
Current liabilities	$454,720	$45,395	$(8,961)	(2)	$—		$491,154	$(3,672)	(6)	$487,482
Corporate borrowings:
Parent term loan facility	198,265	—	—		—		198,265	(198,265)	(6)	—
12% Senior Discount Notes due 2014	240,795	—	—		—		240,795	(240,795)	(6)	—
8% Senior Subordinated Notes due 2014	299,227	—	—		—		299,227	—		299,227
11% Senior Subordinated Notes due 2016	325,000	—	—		—		325,000	—		325,000
8.75% Senior Notes due 2019	586,252	—	—		—		586,252	—		586,252
Senior Secured Term Loan Facility due 2013	615,875	—	—		—		615,875	—		615,875
Capital and financing lease obligations	53,323	16,718	(4,171)	(2)	—		65,870	—		65,870
Other long-term liabilities	561,913	138,493	(87,693)	(2)	(14,781)	(3)	597,932	—		597,932

Total liabilities	3,335,370	200,606	(100,825)		(14,781)		3,420,370	(442,732)		2,977,638
Stockholders' Equity:
Common Stock	14	—	—		—		14	—		14
Additional paid-in capital	669,837	—	—		—		669,837	416,500	(6)	1,086,337
Treasury stock	(2,596)	—	—		—		(2,596)	—		(2,596)
Accumulated other comprehensive loss	(3,176)	—	—		—		(3,176)	—		(3,176)
Accumulated earnings (deficit)	(224,537)	21,746	(21,746)	(2)	(32,767)	(2)	(257,304)	(46,525)	(6a)	(303,829)

Stockholders' equity (deficit)	439,542	21,746	(21,746)		(32,767)		406,775	369,975		776,750

Total liabilities and Stockholders' Equity	$3,774,912	$222,352	$(122,571)		$(47,548)		$3,827,145	$(72,757)		$3,754,388

(a)
"Purchase Price Pro Forma Adjustments" reflect the purchase of Kerasotes, including the allocation of purchase price to the assets and liabilities acquired in connection with the Kerasotes Acquisition.

(b)
"Pro Forma Adjustments" reflect all other adjustments related to the Kerasotes Acquisition.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

 AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED APRIL 1, 2010
(dollars in thousands, except for per share data)

	Fifty-two weeks ended April 1, 2010
	Parent 52 Weeks Ended April 1, 2010 Historical	Kerasotes Year Ended Dec. 31, 2009 Historical	Kerasotes Three Months Ended Mar. 31, 2010 Historical	Kerasotes Three Months Ended Mar. 31, 2009 Historical	Kerasotes Twelve Months Ended Mar. 31, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Parent Pro Forma Kerasotes Acquisition	Offering Transactions Pro Forma Adjustments		Parent Pro Forma
Revenues	$2,417,739	$325,964	$79,723	$76,283	$329,404	$(62,611)	(3)	$2,684,532	$—			$2,684,532
Cost of operations	1,612,260	210,990	53,942	50,428	214,504	(41,684)	(3)	1,785,080	—			1,785,080
Rent	440,664	45,212	11,640	11,336	45,516	(11,365)	(3)	478,090	—			478,090
						3,275	(4)		—			—
General and administrative:
M&A costs	2,578	—	—	—	—	—		2,578	—			2,578
Management fee	5,000	—	—	—	—	—		5,000	(5,000)	(9)		—
Other	58,274	17,011	3,973	4,017	16,967	—		75,241	—			75,241
Depreciation and amortization	188,342	21,894	4,628	5,252	21,270	(1,540)	(3)	215,762	—			215,762
						7,690	(4)
Impairment of long-lived assets	3,765	—	—	—	—	—		3,765	—			3,765

Total costs and expenses	2,310,883	295,107	74,183	71,033	298,257	(43,624)		2,565,516	(5,000)			2,560,516
Other expense	(87,793)	—	—	—	—	—		(87,793)	85,234	(8)		(2,559)
Interest expense	174,091	4,150	744	1,042	3,852	(3,852)	(4)	174,091	(41,981)	(7)		132,110
Equity in earnings of non-consolidated entities	(30,300)	—	—	—	—	—		(30,300)	—			(30,300)
Investment (income) expense	(287)	3,291	569	715	3,145	(2,947)	(4)	(89)	—			(89)

Total other expense	55,711	7,441	1,313	1,757	6,997	(6,799)		55,909	43,253			99,162

Earnings (loss) from continuing operations before income taxes	51,145	23,416	4,227	3,493	24,150	(12,188)		63,107	(38,253)			24,854
Income tax provision (benefit)	(36,300)	—	—	—	—	4,500	(5)	(31,800)	(14,300)	(10)		(46,100)

Earnings from continuing operations	$87,445	$23,416	$4,227	$3,493	$24,150	$(16,688)		$94,907	$(23,953)			$70,954

Basic earnings per share from continuing operations	$68.38										$

Weighted average shares outstanding—Basic	1,278.82
Diluted earnings per share from continuing operations	$68.24										$

Weighted average shares outstanding—Diluted	1,281.42

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

 AMC ENTERTAINMENT HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

(1)
Reflects the estimated cash sources and uses of funds in connection with the Kerasotes Acquisition as summarized below. The estimated purchase price is preliminary and subject to working capital and other adjustments.

Source of Funds	Amount	Users of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Company Cash	$277,468	Closing date payment amount	$176,086	(a)
		Total payoff amount-Kerasotes lender	74,710	(a)
		Escrow payment	20,625	(a)
		Estimated transaction costs	3,631	(b)
		Swap termination costs	1,798	(b)
		Eligible seller employee bonus amount	618	(b)

	$277,468		$277,468

(a)
Represents amounts which are expected to be capitalized in connection with the Kerasotes Acquisition.

(b)
Represents amounts that are expected to be expensed in connection with the Kerasotes Acquisition.
(2)
Pro forma adjustments have been made to stockholders' equity as follows in connection with the Kerasotes Acquisition:

Purchase Price Pro Forma Adjustments (thousands of dollars)
Elimination of Kerasotes' accumulated earnings	$(21,746)

Pro Forma Adjustments (thousands of dollars)
Divestitures	$(26,720) (a)
Acquisition-related transaction expenses	(6,047)

$(32,767)

(a)
Represents the net book value of assets and liabilities expected to be disposed of to gain U.S. Department of Justice approval for the Kerasotes Acquisition. We expect sales proceeds to approximate $58.5 million, but have not included them in our pro forma adjustments in our statement of operations pursuant to Article 11 of Regulation S-X. See Note 3 below.

  The acquisition of Kerasotes is being treated as a purchase with Parent as the accounting acquirer in accordance with ASC Topic 805 Business Combinations. The following is a summary of the preliminary allocation of the purchase price to the estimated fair values of assets and liabilities acquired from Kerasotes. Our allocations of purchase price were based on management's judgment after evaluating several factors, including bid prices from potential buyers and a preliminary valuation assessment. Our allocation of purchase price is preliminary and subject to changes, which could be significant.

Amounts
(thousands of dollars)
Current assets	$13,122
Property, net	225,530
Intangible assets, net	48,000
Goodwill	84,550
Current liabilities	(36,434)
Capital and financing lease obligations	(12,547)
Other long-term liabilities	(50,800)

Total estimated purchase price	$271,421

  Our preliminary allocation of purchase price consisted primarily of:

    (a)
    a write down of Current assets to eliminate amounts due from Kerasotes of $26.7 million;

    (b)
    a write up of Property, net of $93.5 million to reflect the estimated fair value of furniture, fixtures and equipment, leasehold improvements and real estate;

    (c)
    a write up of Intangible assets, net of $21.6 million comprised principally of reversal of favorable leases of $26 million previously recognized by Kerasotes, offset by write ups for the Showplace tradename of $5.0 million, write ups for noncompete agreements with Kerasotes management of $7.3 million and write ups for the estimated fair value of favorable leases of $35.3 million;

    (d)
    a write down of Current liabilities of $8.9 million, primarily comprised of write downs of the current portion of pre-acquisition intercompany balances of $0.9 million and estimated dormancy of deferred revenues of $0.7 million and the write down of the current portion of deferred gain of $7.3 million;

    (e)
    a reversal of the deferred rent component of developer reimbursements for two theatres for $4.2 million; and

    (f)
    a write down of Other long-term liabilities of $87.7 million, comprised of a write off of pre-acquisition intercompany balances of $19.9 million, write downs of the Kerasotes deferred gain from sale-leaseback transactions of $111.2 million and the write down of Kerasotes deferred rent and other liabilities of $7.4 million offset by write ups of $50.9 million to reflect the estimated fair value of unfavorable leases acquired from Kerasotes.

(3)
Reflects the exclusion of revenues and expenses and disposition of assets and liabilities for theatres expected to be disposed of in connection with the approval of the Kerasotes Acquisition by the U.S. Department of Justice:

52 Weeks Ended April 1, 2010
(thousands of dollars)
Revenues	$62,611
Cost of operations	41,684
Rent	11,365
Depreciation & amortization	1,540

As of April 1, 2010
(thousands of dollars)
Property, net	$41,151
Intangible assets, net	350
Other long-term liabilities	(14,781)

Net Assets	$26,720

(4)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations for purchase accounting to reflect the following:

	52 weeks ended April 1, 2010	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Depreciation and Amortization:
Remove Kerasotes historical amount	$(21,270)
Buildings, FF&E and leasehold improvements	25,200	7	Property, net
Favorable leases	2,300	15	Intangibles, net
Non-compete agreements	1,460	5	Intangibles, net
Tradename	—	Indefinite	Intangibles, net
Goodwill	—	Indefinite	Goodwill

	$7,690

Rent:
Kerasotes amortization of deferred gain on sale-leaseback transactions	$7,275
Unfavorable leases	(4,000)

	$3,275

Interest Expense:
Interest expense to Kerasotes Showplace Theatres, LLC	$(3,852)

	$(3,852)

Investment Income:
Kerasotes expense related to interest rate swap	$(2,947)

	$(2,947)

(5)
Represents the expected income tax impact of the Kerasotes Acquisition in U.S. tax jurisdictions at the expected state and federal rate of approximately 37.5%.

(6)
Reflects the estimated cash sources and uses of funds in connection with the Transactions as summarized below.

Sources of Funds	Amount	Uses of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Net proceeds from the sale of common stock	$416,500	Repayment of principal Parent term loan facility	$161,047
Company cash	65,763	Repayment of PIK interest
		Parent term loan facility	37,927
		Repayment of principal 12% senior discount notes due 2014	240,795
		Premium on repayment of 12% senior discount notes due 2014	9,632
		Repayment of accrued interest on 12% senior discount notes due 2014	3,672
		Lump sum payment under management fee agreement	29,190

	$482,263		$482,263

(6a)
Pro forma adjustments have been made to stockholders' equity for those income statement items that are not expected to have a continuing impact in connection with the Transactions, as follows:

Write off of discount on Parent term loan facility	$709
Write off of deferred charges on Parent term loan facility	1,966
Write off of deferred charges on 12% senior discount notes due 2014	5,028
Premium paid on 12% senior discount notes due 2014	9,632
Lump sum payment under management fee agreement	29,190

$46,525

(7)
Represents the elimination of interest expense and amortization of discount and deferred charges related to debt obligations to be extinguished with the proceeds from the initial public offering of Parent as follows:

Parent term loan facility due 2012 PIK interest	$10,572
Parent term loan facility due 2012 discount amortization	360
Parent term loan facility due 2012 deferred charge amortization	1,087
12% senior discount notes due 2014 interest	28,816
12% senior discount notes due 2014 deferred charge amortization	1,146

$41,981

(8)
Represents the elimination of the gain on extinguishment on the Parent term loan facility during fiscal 2010 as the Parent's term loan facility will be extinguished with the proceeds from the initial public offering of Parent.

(9)
Reflects the termination of the management fee agreement. The management fee will be terminated in connection with the Transactions as discussed in "The Reclassification".

(10)
Represents the expected income tax impact of the Transactions, in U.S. tax jurisdictions at our expected state and federal tax rate of 37.5%.

COMMITMENTS AND CONTINGENCIES

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions, entry into a definitive agreement for the acquisition of Kerasotes, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year on a pro forma basis as of April 1, 2010 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Acquisitions and Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2011	$10,096	$6,500	$124,625	$436,448	$18,234	$5,753	$601,656
2012	8,894	6,500	124,495	438,158	10,323	976	589,346
2013	7,926	609,375	122,354	425,731	—	—	1,165,386
2014	7,612	300,000	110,250	399,275	—	—	817,137
2015	7,683	—	88,250	395,984	—	—	491,917
Thereafter	76,304	925,000	252,917	2,500,207	—	—	3,754,428

Total	$118,515	$1,847,375	$822,891	$4,595,803	$28,557	$6,729	$7,419,870

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts on issuance.

(2)
Interest expense on the term loan portion of our senior secured credit facility was estimated at 2.00% based upon the interest rate in effect as of April 1, 2010.

(3)
Includes committed capital expenditures and acquisitions including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
Historically, we fund our pension plan such that the plan is 90% funded. The plan has been frozen effective December 31, 2006. The funding requirement has been estimated based upon our expected funding amount. Also included are payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        As discussed in note 9 to the audited consolidated financial statements included in the AMCE Annual Report on Form 10-K for the fiscal year ended April 1, 2010, we adopted accounting for uncertainty in income taxes per the guidance in ASC 740. At April 1, 2010, we have recognized an obligation for unrecognized benefits of $34.5 million. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our effective tax rate will be. Any amounts related to these items are not included in the table above.

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  Exhibit 99.3
MARKET AND INDUSTRY INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
BUSINESS
Our Competitive Strengths
Our Strategy
RECENT DEVELOPMENTS
THE RECLASSIFICATION
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA
Risks Related to Our Industry
Risks Related to Our Business
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET AS OF APRIL 1, 2010 (dollars in thousands)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED APRIL 1, 2010 (dollars in thousands, except for per share data)
AMC ENTERTAINMENT HOLDINGS, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS